AGREEMENT AND PLAN OF MERGER




                     DATED AS OF _____________________, 1998



                                  BY AND AMONG




                             ALCHEMY HOLDINGS, INC.,
                              CIGARETTE BOATS, INC.
                         AND CIGARETTE RACING TEAM, INC.

                                TABLE OF CONTENTS

ARTICLE I......................................................................1
      THE MERGER...............................................................1
           Section 1.1   The Merger............................................1
           Section 1.2   Closing; Effective Time of the Merger.................2
           Section 1.3   Effects of Merger.....................................2
           Section 1.4   Directors and Officers.  .............................2

ARTICLE II.....................................................................2
      CONVERSION OF SECURITIES.................................................2
           Section 2.1   Conversion of Capital Stock.  ........................2
           Section 2.2   Exchange of Certificates.  ...........................3


ARTICLE III....................................................................3
      REPRESENTATIONS AND WARRANTIES OF CIGARETTE..............................3
           Section 3.2   Cigarette Subsidiaries and Joint Ventures.  ..........4
           Section 3.3   Cigarette Capital Structure.  ........................4
           Section 3.4   Authority; No Conflict; Required Filings and
                         Consents..............................................5
           Section 3.5   SEC Filings; Financial Statements.....................6
           Section 3.6   Absence of Undisclosed Liabilities.  .................7
           Section 3.7   Absence of Certain Changes or Events..................7
           Section 3.8   Taxes.................................................7
           Section 3.9   Properties............................................8
           Section 3.11  Agreements, Contracts and Commitments.  ..............9
           Section 3.12  Litigation.  .........................................9
           Section 3.13  Environmental Matters................................10
           Section 3.14  Compliance with Laws.  ..............................10
           Section 3.15  Pooling of Interests.  ..............................10
           Section 3.16  Interested Party Transactions........................10
           Section 3.17  Registration Statement; Proxy Statement/Prospectus...10
           Section 3.18  Payments Resulting from Mergers......................11
           Section 3.19  Option of Financial Advisor..........................11
           Section 3.20  Business Combination.................................11

ARTICLE IV....................................................................12
      REPRESENTATIONS AND WARRANTIES OF ALCHEMY AND MERGER SUB ...............12
           Section 4.1   Organization.........................................12
           Section 4.2   Alchemy Subsidiaries and Joint Ventures..............12
           Section 4.3   Alchemy Capital Structure............................13
           Section 4.4   Authority; No Conflict; Required Filings and
                         Consents.............................................13

           Section 4.4   SEC Filings; Financial Statements....................14
           Section 4.6   Absence of Undisclosed Liabilities...................15
           Section 4.7   Absence of Certain Changes or Events.................15
           Section 4.8   Taxes................................................16
           Section 4.9   Properties. .........................................16
           Section 4.10  Intellectual Property................................16
           Section 4.11  Agreements, Contracts and Commitments................17
           Section 4.12  Litigation...........................................17
           Section 4.13  Environmental Matters................................17
           Section 4.14  Compliance with Laws.................................18
           Section 4.15  Pooling of Interests.................................18
           Section 4.16  Interested Party Transactions........................18
           Section 4.17  Registration Statement; Proxy Statement/Prospectus...18
           Section 4.18  Interim Operations of Merger Sub.....................19

ARTICLE V.....................................................................19
      CONDUCT OF BUSINESS.....................................................19
           Section 5.1   Covenants of Cigarette...............................19
           Section 5.2   Covenants of Alchemy.................................20
           Section 5.3   Cooperation..........................................22

ARTICLE VI....................................................................22
      ADDITIONAL AGREEMENTS...................................................22
           Section 6.1   No Solicitation......................................22
           Section 6.2   Proxy Statement/Prospectus; Registration Statement...23
           Section 6.3   Consents.............................................24
           Section 6.4   Current OTC Bulletin Board Listing...................24
           Section 6.5   Access to Information................................24
           Section 6.6   Shareholder Meetings.................................25
           Section 6.7   Legal Conditions to Merger.   .......................25
           Section 6.8   Public Disclosure....................................26
           Section 6.9   Tax-Free Reorganization..............................26
           Section 6.10  Pooling Accounting...................................26
           Section 6.11  Affiliate Agreements.................................26
           Section 6.12  OTC Bulletin Board Listing...........................27
           Section 6.13  Brokers or Finders...................................27
           Section 6.14  Indemnification......................................27
           Section 6.15  Additional Agreements; Reasonable Efforts............29
           Section 6.16  Notification of Certain Matters......................30

ARTICLE VII...................................................................30
      CONDITIONS TO MERGER....................................................30
           Section 7.1   Conditions to Each Party's Obligation to Effect
                         The Merger...........................................30

              (a) Shareholder Approvals.......................................30
              (b) HSR Act.....................................................30
              (c) Approvals...................................................30
              (d) Registration Statement......................................30
              (e) No Injunctions or Restraints; Illegality....................30
              (f) Pooling.....................................................31
              (g) OTC Bulletin Board Listing.  ...............................31
              (h) Tax Opinions................................................31
       Section 7.2   Additional Conditions to Obligations of Alchemy and
                  Merger Sub..................................................31
              (a) Representations and Warranties..............................31
              (b) Performance of Obligations..................................32
              (c) Affiliate and Other Agreements..............................32
              (d) Absence of Cigarette Material Adverse Effect................32
       Section 7.3   Additional Conditions to obligations of Cigarette........32
              (a) Representations and Warranties..............................32
              (b) Performance of Obligations..................................32
              (c)  Absence of Alchemy Material Adverse Effect.................32

ARTICLE VIII..................................................................32
      TERMINATION AND AMENDMENT...............................................32
           Section 8.1   Termination..........................................32
           Section 8.2   Effect of Termination................................34
           Section 8.3   Fees and Expenses....................................34
           Section 8.4   Amendment............................................36
           Section 8.5   Extension; Waiver....................................36

ARTICLE IX....................................................................36
      MISCELLANEOUS...........................................................36
           Section 9.1   Nonsurvival of Representations, Warranties and
                         Agreements...........................................36
           Section 9.2   Notices..............................................36
           Section 9.3   Interpretation; Certain Definitions..................37
           Section 9.4   Counterparts.........................................38
           Section 9.5   Entire Agreement; No Third-Party Beneficiaries.......38
           Section 9.6   Governing Law........................................38
           Section 9.7   Specific Performance.................................38
           Section 9.8   Assignment...........................................38
           Section 9.9   Severability.........................................39

                          AGREEMENT AND PLAN OF MERGER

      AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of      , 1998
among Alchemy Holdings, Inc., a Florida corporation ("Alchemy"), Cigarette Boats, Inc., a Delaware corporation and a wholly-owned subsidiary of Alchemy ("Merger Sub"), and Cigarette Racing Team, Inc., a Florida corporation ("Cigarette").

                                    RECITALS

      WHEREAS, the Boards of Directors of Alchemy, Merger Sub and Cigarette (i) deem it advisable and in the best interest of each corporation and its respective shareholders that Alchemy and Cigarette combine in order to advance their long-term business interests and (ii) have approved this Agreement, the Merger (as defined below) and the other transactions contemplated by this Agreement;

      WHEREAS, the combination of Alchemy and Cigarette shall be effected by the terms of this Agreement through a transaction in which Merger Sub will merge with and into Cigarette, Cigarette will become a wholly-owned subsidiary of Alchemy and the shareholders of Cigarette will become shareholders of Alchemy (the "Merger");

      WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization with the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

      WHEREAS, for accounting purposes, the parties intend that the Merger shall be accounted for as a pooling of interests;

      NOW, THEREFORE, the parties, intending to be legally bound, hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

      SECTION 1.1 The Merger. Subject to the provisions of this Agreement and in accordance with the Florida General Corporation Act (the "FGCA"), Merger Sub shall be merged with and into Cigarette. As a result of the Merger, the outstanding shares of capital stock of the Merger Sub and Cigarette shall be converted or canceled in the manner provided in Article II of this Agreement; the separate corporate existence of Merger Sub shall cease, and Cigarette shall be the surviving corporation in the Merger.

      SECTION 1.2 Closing; Effective Time of the Merger. Unless this Agreement shall have been terminated pursuant to Section 8.1, the closing of the Merger (the "Closing") will take place at 10 a.m., Florida time, on a date to be specified by Alchemy and Cigarette (the "Closing Date"), which shall be no later than the second business day after satisfaction (or waiver in accordance with Section 8.5) of all conditions set forth in Article VII at the offices of Cigarette Racing Team, Inc., unless another date or place is agreed to in writing by Alchemy and Cigarette. Subject to the provisions of this Agreement, a certificate of merger meeting the applicable requirements of the FGCA (the "certificate of Merger") shall be duly prepared, executed and acknowledged by Cigarette and simultaneously with or as soon as practicable following the Closing delivered to the Secretary of State of the State of Florida for filing. The Merger shall become effective upon the date and time of the filing of the Certificate of merger with the Secretary of State of the State of Florida or at such other date and time as is provided in the Certificate of Merger (the "Effective Time").

      SECTION 1.3 Effects of Merger.

            (a) At the Effective Time: (i) the separate existence of Merger Sub shall cease and Merger Sub shall be merged with and into Cigarette (Merger Sub and Cigarette are sometimes referred to collectively herein as the "Constituent Corporations" and Cigarette is sometimes referred to herein as the "Surviving Corporation"); (ii) the Certificate of Incorporation and Bylaws of Cigarette as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation until amended in accordance with the terms thereof and in accordance with applicable law; provided, however, that, notwithstanding the foregoing, Article I of the Certificate of Incorporation of Merger Sub shall be amended to read as follows: "The name of the Corporation is "Cigarette Racing Team, Inc."

            (b) The Merger shall have the effects set forth in this Agreement and in the FGCA.

      SECTION 1.4 Directors and Officers. The directors and officers of Merger Sub immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, and shall hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, in each case until their respective successors are duly elected or appointed.

                                   ARTICLE II

                            CONVERSION OF SECURITIES

       SECTION 2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the Constituent Corporations or the holder of any shares of Common Stock, $0.01 par value per share, of Cigarette ("Cigarette Common Stock") or capital stock of Merger Sub:

            (a) Capital Stock of Merger Sub. Each issued and outstanding share of the capital stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

            (b) Cancellation of Treasury Stock and Alchemy-Owned Stock. All shares of Cigarette Common Stock that are owned by Cigarette as treasury stock or by any Subsidiary of Cigarette and any shares of Cigarette Common Stock owned by Alchemy, Merger Sub or any other wholly-owned Subsidiary (as defined in Section 9.3) of Alchemy shall be canceled and retired and shall cease to exist and no stock of Alchemy or other consideration shall be delivered in exchange therefor. All shares of Common Stock, $.001 par value per share, of Alchemy ("Alchemy Common Stock") owned by Cigarette shall remain unaffected by the Merger.

            (c) Exchange Ratio for Cigarette Common Stock. Subject to Section 2.2, each issued and outstanding share of Cigarette Common Stock (other than shares to be canceled in accordance with Section 2.1(b)) shall be converted into the right to receive one (1) (the "Conversion Number") fully paid and nonassessable share of Alchemy Common Stock. All such shares of Cigarette Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Alchemy Common Stock to be issued in consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest.

            (d) Adjustment of Exchange Ratio. If, between the date of this Agreement and the effective Time, the outstanding shares of Alchemy Common Stock or Cigarette Common Stock shall have changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, stock dividend, stock combination, exchange of shares, readjustment or otherwise, then the Conversion Number shall be correspondingly adjusted; provided, however, that any such changes shall be subject to Sections 5.1 and 5.2.

      SECTION 2.2 Exchange of Certificates. The procedures for exchanging outstanding shares of Cigarette Common Stock for Alchemy Common Stock pursuant to the Merger are set forth in Exhibit A hereto, which is incorporated by reference as if set forth in full herein.

      SECTION 2.3 Dissenter's Rights. Pursuant to Section 607.247 of the Florida General Corporation Act, a copy of which is attached hereto as Exhibit ___, any holder of Cigarette Common Stock who objects to the Merger will be entitled to dissent and exercise appraisal rights. That Section enables an objecting shareholder to be paid, in cash, the value of his Cigarette Common Stock as determined by FGCA Section 607.247(c), provided that the following conditions are satisfied:

      (a) Such shareholder must not vote in favor of the Merger, nor submit a proxy in which directions are given to vote in favor of the Merger.

      (b) Within 10 days after the date on which the vote is taken approving the Merger, such shareholder must make written demand on Alchemy for payment of the fair value of such shareholder's shares.

Within 10 days after the Merger is effected, Alchemy shall give written notice thereof to each dissenting shareholder who has satisfied paragraphs (a) and (b) hereof, and Alchemy shall make a written offer to each such shareholder to pay for such shares at a specified price deemed by Alchemy to be the fair value thereof.

In the event that Alchemy and the dissenting shareholder(s) does not agree with the value Alchemy places on such shareholder's shares, then Alchemy, within 30 days after the receipt of a written demand from any such shareholder given within 60 days after the date on which the Merger was effected, shall, or at its election at any time within such period of 60 days may, file an action in any court of competent jurisdiction in the county in Florida where the registered office of Alchemy is located requesting that the fair value of such shares be found and determined. If Alchemy fails to initiate such a proceeding, then any dissenting shareholder may do so in the name of the corporation.

Notwithstanding the foregoing, a dissenting shareholder may withdraw his appraisal demand so long as Alchemy consents thereto.

      FAILURE BY A SHAREHOLDER TO FOLLOW THE STEPS REQUIRED BY FLORIDA LAW FOR PERFECTING HIS DISSENTER'S RIGHTS WILL RESULT IN THE LOSS OF SUCH RIGHTS.

                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF CIGARETTE

      Cigarette represents and warrants to Alchemy and Merger Sub that the statements contained in this Article III are true and correct, except (i) as disclosed or incorporated by reference in the Cigarette SEC Reports (as defined in Section 3.5(a)) filed prior to this Agreement; (ii) in the case of the representations and warranties in Sections 3.1, 3.2, 3.4(b), 3.5 through 3.14 and 3.16, where the failure to be true and correct would not, either individually or in the aggregate, have a Cigarette Material Adverse Effect (as defined below), or (iii) as set forth on the disclosure schedule delivered by Cigarette to Alchemy prior to execution of this Agreement (the "Cigarette Disclosure Schedule"). When used in connection with Cigarette or any of its Subsidiaries, if any, the term "Cigarette Material Adverse Effect" means any change, event or effect that is materially adverse to the business, assets (including intangible assets), liabilities, financial condition, operations or results of operations of Cigarette and its Subsidiaries, if any, taken as a whole; provided, however, that the following shall not be deemed to constitute a "Cigarette Material Adverse Effect": (i) an adverse change in or effect on the financial condition, revenues or gross margins of Cigarette (or the direct consequences thereof) following the date of this Agreement to the extent attributable to (A) a delay of, reduction in or cancellation or change in the terms of product licenses by customers of Cigarette, (B) a slow down in the activity of Cigarette's sales organization or (C) the loss of any officer or key employee of Cigarette which is directly and primarily attributable to the transactions contemplated by this Agreement; (ii) an adverse change in or effect on the market price of Cigarette Common Stock between the date of this Agreement and the Closing Date; or (iii) the outcome of any litigation disclosed pursuant to Section 3.12.

      SECTION 3.1 Organization. Each of Cigarette and its Subsidiaries, if any, is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Cigarette Material Adverse Effect. Neither Cigarette nor any of its Subsidiaries, if any, directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any such entity or similar interest in, any corporation, limited liability company, partnership, joint venture or other business association or entity, excluding securities of any publicly traded company held for investment by Cigarette and comprising less than five percent of the outstanding stock of such company.

      SECTION 3.2 Cigarette Subsidiaries and Joint Ventures. All of the issued and outstanding shares of capital stock of each Subsidiary are owned by Cigarette or by a Subsidiary of Cigarette (other than directors' qualifying shares in the case of foreign Subsidiaries, if any,) and are validly issued, fully paid, and nonassessable, and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants with respect to any such Subsidiary's capital stock, including any right obligating any such Subsidiary to issue, deliver, or sell additional shares of its capital stock other than those mentioned below in this paragraph 3.2. In a pledge agreement dated May 26, 1994 between Robert E. Torter and Cigarette Racing team, Robert E. Torter pledged 100% (2601) shares of the Common Stock of New CRT, Inc., the predecessor of Cigarette Racing Team, Inc.

      SECTION 3.3 Cigarette Capital Structure.

            (a) The authorized capital stock of Cigarette consists of 10,000,000 shares of Cigarette Common Stock $.01 par value per share and 1,000 shares of Preferred Stock. As of December 31, 1997, (i) 3,601,000 shares of Cigarette Common Stock were issued and outstanding, all of which issued and outstanding shares are validly issued, fully paid and nonassessable; and (ii) 6,399,000 shares of Cigarette Common Stock were held in the treasury of Cigarette or by Subsidiaries, if any, of Cigarette. As of December 31, 1997 (i) 100 shares of Cigarette Preferred Stock, Series A were issued and outstanding, all of which issued and outstanding shares are validly issued, fully paid and non-assessable; and (ii) 900 shares of Cigarette Preferred Stock Series A, were held in the treasury of Cigarette or by subsidiaries, if any, of cigarette. There are no obligations, contingent or otherwise, of Cigarette or any of its Subsidiaries, if any, to repurchase, redeem or otherwise acquire any shares of Cigarette Common Stock , Cigarette Preferred Stock Series A or the capital stock of any Cigarette Subsidiary or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity other than guarantees of debt obligations of such Subsidiaries, if any, entered into in the ordinary course of business. All of the outstanding shares of capital stock of each Subsidiary of Cigarette are duly authorized, validly issued, fully paid and nonassessable, and all such shares (other than directors' qualifying shares in the case of foreign Subsidiaries, if any,) are owned by Cigarette or another Cigarette Subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations on Cigarette's voting rights, charges or other encumbrances of any nature.

            (b) Except for the pledge agreements set forth in Section 3.2, there are no equity securities of any class of Cigarette or any of its Subsidiaries, if any, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as set forth in Section 3.2, there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Cigarette or any of its Subsidiaries, if any, is a party or by which it is bound obligating Cigarette or any of its Subsidiaries, if any, to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Cigarette or any of its Subsidiaries, if any, or obligating Cigarette or any of its Subsidiaries, if any, to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement, and, except for the proxies contemplated by this Agreement, there are no proxies or other agreements or understandings with respect to the shares of capital stock of Cigarette.

      SECTION 3.4 Authority; No Conflict; Required Filings and Consents.

            (a) Cigarette has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate and shareholder action on the part of Cigarette, subject only (in the case of this Agreement and certain of the transactions contemplated hereby) to the approval of the Merger by Cigarette and Alchemy's shareholders in accordance with the FGCA. This Agreement has been duly executed and delivered by Cigarette and constitute the valid and binding obligations of Cigarette, enforceable in accordance with their respective terms.

            (b) The execution and delivery of this Agreement by Cigarette does not, and the consummation of the transactions contemplated hereby will not, (i) conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation or Bylaws of Cigarette or any of its Subsidiaries, if any, (in each case as heretofore amended),
      (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Cigarette or any of its Subsidiaries, if any, is a party or by which any of them or any of their respective properties or assets may be bound, or
      (iii) conflict with or violate any permit, concession, franchise, license, judgement, order, decree, statute, law, ordinance, rule or regulation applicable to Cigarette or any of its Subsidiaries, if any, or any of their respective properties or assets.

            (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency, commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to Cigarette or any of its Subsidiaries, if any, in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing, if applicable, of a premerger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing by Alchemy of the Registration Statement (as defined in Section 3.17) with the Securities and Exchange Commission (the "SEC") in accordance with the Securities Act of 1933, as amended (the "Securities Act"), (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Florida in accordance with the FGCA, and (iv) the filing of the Proxy Statement (as defined in Section 3.17) and related proxy materials with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act").

      SECTION 3.5 SEC Filings; Financial Statements.

            (a) Cigarette has filed all forms, reports and documents, if any, required to be filed by Cigarette with the SEC since __________________ and has made available to Alchemy all of the same so filed (collectively, the "Cigarette SEC Reports"). The Cigarette SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Cigarette SEC Reports or necessary in order to make the statements in such Cigarette SEC Reports, in light of the circumstances under which they were made, not misleading. None of Cigarette's Subsidiaries, if any, is required to file any forms, reports or other documents with the SEC.

            (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Cigarette SEC Reports, including any Cigarette SEC Reports filed after the date of this Agreement prior to the Closing (the "Cigarette Financial Statements"), complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or was or will be prepared in accordance with U.S. generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10- Q promulgated by the
      SEC), and fairly presented or will fairly present in all material respects, the consolidated financial position of Cigarette and its Subsidiaries, if any, as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

      SECTION 3.6 Absence of Undisclosed Liabilities. Cigarette and its Subsidiaries, if any, do not have any liabilities, either accrued or contingent (whether or not required to be reflected in financial statements, including the notes thereto, in accordance with GAAP), and whether due or to become due, which individually or in the aggregate, are or would be reasonably likely to have a Cigarette Material Adverse Effect, other than (i) liabilities reflected in the unaudited consolidated balance sheet of Cigarette as of December 31, 1997 (the "Cigarette Balance Sheet") (which as of the date of this Agreement had not been filed with the SEC), and (ii) normal or recurring liabilities incurred since December 31, 1997, in the ordinary course of business consistent with past practices.

      SECTION 3.7 Absence of Certain Changes or Events. Since the date of the Cigarette Balance Sheet, Cigarette and its Subsidiaries, if any, have conducted their businesses only in the ordinary course, in a manner consistent with past practice, and there has not been: (i) any Cigarette Material Adverse Effect;
(ii) any damage, destruction or loss (whether or not covered by insurance) with respect to Cigarette or any of its Subsidiaries, if any, having a Cigarette Material Adverse Effect; (iii) any material change by Cigarette or any of its subsidiaries, if any, in its accounting methods, principles or practices to which Alchemy has not previously consented in writing; (iv) any revaluation by Cigarette or any of its Subsidiaries, if any, of any of its assets having a Cigarette Material Adverse Effect, including writing off notes or accounts receivable, other than in the ordinary course of business consistent with past practice, unless Alchemy has previously consented in writing thereto; or (v) any other action or event that would have required the consent of Alchemy pursuant to Section 5.1 had such action or event occurred after the date of this Agreement and that could reasonably be expected to result in a Cigarette Material Adverse Effect.

      SECTION 3.8 Taxes.

            (a) For purposes of this Agreement, a "Tax" or, collectively, "Taxes" means any and all material federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

            (b) Each of Cigarette and its Subsidiaries, if any, has accurately prepared and timely filed all material federal, state, local and foreign returns, estimates, information statements and reports required to be filed at or before the Effective Time ("Returns") relating to any and all Taxes concerning or attributable to Cigarette or any of its Subsidiaries, if any, or to their operations, and such Returns are true and correct in all material respects.

            (c) each of Cigarette and its Subsidiaries, if any, as of the Effective Time: (i) will have paid all Taxes it is required to pay prior to the Effective Time, and (ii) will have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld, except where any failure to make such payment or withholding would not be reasonably likely to have a Cigarette Material Adverse Effect.

            (d) There is no Tax deficiency outstanding, proposed or assessed against Cigarette or any of its Subsidiaries, if any, that is not reflected as a liability on the Cigarette balance Sheet nor has Cigarette or any of its Subsidiaries, if any, executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax (other than Taxes in the ordinary course of business in an amount that is not material to Cigarette and its Subsidiaries, if any, taken together as a whole).

            (e) neither Cigarette nor any of its Subsidiaries, if any, has any material liability for unpaid Taxes that has not been accrued for or reserved on the Cigarette Balance Sheet, whether asserted or unasserted, contingent or otherwise.

      SECTION 3.9 Properties. All material real property leases ("Material Lease(s)") of Cigarette and its Subsidiaries, if any, are in good standing, valid and effective in accordance with their respective terms, and neither Cigarette nor its Subsidiaries, if any, is in default under any of such leases, except where the lack of such good standing, validity or effectiveness or the existence of such default would not be reasonably likely to have a Cigarette Material Adverse effect.

      SECTION 3.10 Intellectual Property.

            (a) Cigarette and its Subsidiaries, if any, own or are licensed or otherwise possess legally enforceable rights to use, all patents, trademarks, trade names, service marks and copyrights, any applications for and registrations of such patents, trademarks, trade names, service marks, copyrights and mask works, and all processes, formulae, methods, schematics, technology, know-how and tangible or intangible proprietary information or material that are necessary to conduct the business of Cigarette and its Subsidiaries, if any, as currently conducted, or planned to be conducted, the absence of which would be reasonably likely to have a Cigarette Material Adverse Effect (the "cigarette Intellectual Property Rights").

            (b) Neither Cigarette nor any of its Subsidiaries, if any, is, or will as a result of the execution and delivery of the Agreement or the performance of Cigarette's obligations under this Agreement or otherwise be, in breach of any license, sublicense or other agreement relating to the Cigarette Intellectual Property Rights, or any material licenses, sublicenses and other agreements as to which Cigarette or any of its Subsidiaries, if any, is a party and pursuant to which Cigarette or any of its Subsidiaries, if any is authorized to use any third party patents, trademarks or copyrights ("Cigarette Third Party Intellectual Property rights") which is used in the manufacture of, incorporated in, or forms a part of any product sold by or expected to be sold by Cigarette or any of its Subsidiaries, if any, the breach of which would be reasonably likely to have a Cigarette Material Adverse Effect.

            (c) All patents, registered trademarks, service marks and copyrights which are held by Cigarette or any of its Subsidiaries, if any, and which are material to the business of Cigarette and its Subsidiaries, if any, taken as a whole, are valid and subsisting. Cigarette (i) has not been sued in any suit, action or proceeding which involves a claim or infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party, which infringement would reasonably be expected to have a Cigarette Material Adverse Effect.

      SECTION 3.11 Agreements, Contracts and Commitments. Neither Cigarette nor any of its Subsidiaries, if any, has breached, or received in writing any claim or threat that it has breached, any of the terms or conditions of any agreement, contract or commitment that (i) is filed as an exhibit to a Cigarette SEC Report or (ii) with respect to agreements, contracts or commitments entered into by Cigarette since _______________________, would have been required to be filed as an exhibit to a Cigarette SEC Report had they been entered into prior to such date ("Cigarette material Contracts") in such a manner as would permit any other party to cancel or terminate the same or would permit any other party to collect material damages from Cigarette or any of its Subsidiaries, if any, under any Cigarette Material Contract. Each Cigarette Material Contract that has not expired or been terminated in accordance with its terms is in full force and effect and is not subject to any material default thereunder of which Cigarette is aware by any party obligated to Cigarette or any of its Subsidiaries, if any, pursuant to such Cigarette Material Contract. To the knowledge of Cigarette, none of the parties to the Cigarette Material Contracts have terminated, or in any way expressed an intent to materially reduce or terminate the amount of business with Cigarette and its Subsidiaries, if any, in the future.

      SECTION 3.12 Litigation. There is no action, suit or proceeding, claim, arbitration or investigation against Cigarette or any of its Subsidiaries, if any, pending or as to which Cigarette has received any notice of assertion, which, if decided adversely to Cigarette or any Subsidiary, if any, would be reasonably expected to have a Cigarette material Adverse Effect, or a material adverse effect on the ability of Cigarette to consummate the transactions contemplated by this Agreement.

      If, however, there exists an action, suit or proceeding, claim, arbitration or investigation against Cigarette or any of its Subsidiaries, if any, pending or as to which Cigarette has received any notice of assertion, which, if decided adversely to Cigarette or any Subsidiary, if any, would be reasonably expected to have a Cigarette material Adverse Effect, or a material adverse effect on the ability of Cigarette to consummate the transactions contemplated by this Agreement, such information shall be listed and submitted to Alchemy and Merger Sub prior to the execution of this Agreement and shall be annexed hereto as a separate schedule.

      SECTION 3.13 Environmental Matters. Due to the manufacturing process employed by Cigarette, the Company has been directly involved in the storage and use of a number of hazardous materials. At all times that hazardous materials were either stored or used, Cigarette and it subsidiaries believe that they held all of the required environmental permits for the storage and use of such materials (as defined in section 9.3). If it is subsequently determined that Cigarette and its subsidiaries, if any, did not hold a required Environmental Permits (as defined in Section 9.3), the absence of such would most likely result in a Material Adverse Effect. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of Cigarette, threatened concerning any Environmental Permit or any Hazardous Materials Activity of Cigarette or any of its Subsidiaries, if any. Cigarette is not aware of any fact or circumstance which could involve Cigarette or any of its Subsidiaries, if any, in any environmental litigation or impose upon Cigarette or any of its Subsidiaries, if any, any environmental liability which would be reasonably likely to have a Cigarette material Adverse Effect.

      SECTION 3.14 Compliance with Laws. Each of Cigarette and its Subsidiaries, if any, has complied in all material respects with all applicable federal, state, local and foreign statutes, laws and regulations, and is not in violation of, and has not received any notices of violation with respect to, any such statute, law or regulation, with respect to the conduct of its business or the ownership or operation of its business, including the federal Foreign Corrupt Practices Act and all United States statutes, laws and regulations as from time to time govern the license and delivery of technology and products abroad by persons subject to the jurisdiction of the United States.

      SECTION 3.15 Pooling of Interests. Neither Cigarette nor, to its knowledge, any of its Affiliates (as defined in Section 6.11) has, through the date of this Agreement, taken or agreed to take any action which could affect the ability of Alchemy to account for the business combination to be effected by the Merger as a pooling of interests.

      SECTION 3.16 Interested Party Transactions. If applicable, since the date of Cigarette's most recent proxy statement to its shareholders, if any, no event has occurred that would be required to be reported by Cigarette as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

      SECTION 3.17 Registration Statement; Proxy Statement/Prospectus. The information supplied to Alchemy by Cigarette expressly for inclusion in the registration statement on Form S-4 pursuant to which shares of Alchemy Common Stock to be issued in the Merger will be registered with the SEC (the "Registration Statement") does not, and at the time the Registration Statement is declared effective by the SEC shall not, contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information supplied to Alchemy by Cigarette expressly for inclusion in the proxy statement/prospectus (the "Proxy Statement") to be sent to the shareholders of Cigarette in connection with the special meeting of Cigarette's shareholders to consider this Agreement and the Merger (the "Cigarette Shareholder Meeting") and to the shareholders of Alchemy in connection with the meeting of Alchemy shareholders to approve the issuance of Alchemy Common Stock in connection with the meeting of Alchemy shareholders to approve the issuance of Alchemy Common Stock in connection with the transactions contemplated by this Agreement (the "Alchemy Shareholder Meeting") shall not, on the date the Proxy Statement is first mailed to shareholders of Cigarette and shareholders of Alchemy, at the time of the Cigarette Shareholder Meeting, the Alchemy Shareholder Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements make in the Proxy Statement not false or misleading or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Cigarette Shareholders Meeting or the Alchemy Shareholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Cigarette or any of its Affiliates, officers or directors should be discovered by Cigarette which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Cigarette shall promptly notify Alchemy of such event in reasonable detail.

      SECTION 3.18 Payments Resulting from Mergers. Except as provided in this Agreement, the consummation or announcement of any transaction contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in any (i) material payment (whether of severance pay or otherwise) becoming due from Cigarette or any of its Subsidiaries, if any, to any officer, employee, former employee or director thereof or to the trustee under any management, employment, deferred compensation, severance (including any payment, right or benefit resulting from a change in control), bonus or other contract for personal services with any officer, director or employee or any plan, agreement or understanding similar to any of the foregoing, or any "rabbi trust" or similar arrangement, or (ii) material benefit under any Cigarette benefit plan being established or becoming accelerated, vested or payable.

      SECTION 3.19 Option of Financial Advisor. As of the date hereof, Cigarette has not yet determined who will serve as financial advisor to the merger contemplated herein.

      SECTION 3.20 Business Combination. The Board of Directors of Cigarette has taken all actions so that the restrictions contained in the FGCA applicable to a "business combination" will not apply to the execution, delivery or performance of this Agreement or consummation of the Merger or other transactions contemplated by this Agreement.

                                   ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF ALCHEMY AND MERGER SUB

      Alchemy and Merger Sub represent and warrant to Cigarette that the statements contained in this Article IV are true and correct, except (i) as disclosed or incorporated by reference in the Alchemy SEC Reports (as defined in Section 4.4 (a)) filed prior to the date of this Agreement (ii) in the case of the representations and warranties in Sections 4.1, 4.2, 4.4(b), 4.5 through
4.14 and 4.17, where the failure to be true and correct would not, either individually or in the aggregate, have an Alchemy Material Adverse Effect (as defined below), or (iii) as set forth on the disclosure schedule, if any, delivered by Alchemy to Cigarette prior to execution of this Agreement (the "Alchemy Disclosure Schedule"). When used in connection with Alchemy or any of its Subsidiaries, the term "Alchemy Material Adverse Effect" means any change, event or effect that is materially adverse to the business, assets (including intangible assets) liabilities, financial condition, operations or results of operations of Alchemy and its Subsidiaries, taken as a whole; provided, however, that the following shall not be deemed to constitute an "Alchemy Material Adverse Effect": (i) an adverse change in or effect on the financial conditions, revenues or gross margins of Alchemy (or the direct consequences thereof) following the date of this Agreement to the extent attributable to (A) a delay of, reduction in or cancellation or change in the terms of product licenses by customers of Alchemy , (B) a slow down in the activity of Alchemy's sales organization or (C) the loss of any officer or key employee of Alchemy to the extent attributable directly and primarily to the transactions contemplated by this Agreement; (ii) an adverse change in or effect on the market price of Alchemy Common Stock between the date of this Agreement and the Closing Date;
(iii) a failure of quarterly results of operations for any quarter between the date of this Agreement and the Closing Date to meet generally analysts' expectations as reflected in the First Call Consensus estimate, if any; or (iv) the outcome of any litigation disclosed pursuant to Section 4.12.

      SECTION 4.1 Organization. Each of Alchemy, Merger Sub and the other Subsidiaries of Alchemy is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite power to own lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the failure to be so qualified would have an Alchemy Material Adverse Effect. Neither Alchemy nor any of its Subsidiaries directly or indirectly owns any equity, or similar interest in, or any interest convertible into or exchangeable or exercisable for any such equity or similar interests in any corporation, limited liability company, partnership, joint venture or other business association or entity, excluding securities of any publicly traded company held for investment by Alchemy and comprising less than five percent of the outstanding stock of such company.

      SECTION 4.2 Alchemy Subsidiaries and Joint Ventures. All issued and outstanding shares of capital stock of each Subsidiary are owned by Alchemy or a Subsidiary of Alchemy and are validly issued, fully paid and nonassessable, and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants with respect to any such Subsidiary's capital stock, including any right obligating any such Subsidiary to issue, deliver or sell additional shares of its capital stock.

      SECTION 4.3 Alchemy Capital Structure.

            (a) The authorized capital stock of Alchemy consists of 50,000,000 shares of Alchemy Common Stock and 10,000,000 shares of Preferred Stock,
      $0.001 par value ("Alchemy Preferred Stock"). As of         , 1998: (i)
            shares of Alchemy Common Stock and 100,000 shares of Alchemy
      Preferred were issued and outstanding, all of which are validly issued, fully paid and nonassessable; and (ii) no shares of Alchemy Common Stock were held in the treasury of Alchemy or by Subsidiaries of Alchemy. No
      material change in such capitalization has occurred between        , 1998
      and the date of this Agreement. As of the date of this Agreement, 100,000 shares of Alchemy Preferred Stock are issued and outstanding. All the shares of Alchemy Common Stock subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of Alchemy, or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any shares of Alchemy Common Stock or the capital stock of any Alchemy Subsidiary or to provide funds or to make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or entity other than guarantees of debt obligations of such Subsidiaries entered into in the ordinary course of business. All of the outstanding shares of capital stock of each Subsidiary of Alchemy are duly authorized, validly issued, fully paid and nonassessable, and all such shares (other than directors' qualifying shares in the case of foreign Subsidiaries) are owned by Alchemy or another Alchemy Subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations on the voting rights of Alchemy, charges or other encumbrances of any nature.

            (b) Except as contemplated by this Agreement, there are no equity securities of any class of Alchemy or any of its Subsidiaries or any security exchangeable for such equity securities, issued, reserved for issuance, or outstanding. Except as contemplated by this Agreement, there are no options, warrants, securities, calls, rights, commitments or agreements of any character to which Alchemy or any of its Subsidiaries is a party or by which it is bound obligating Alchemy or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of any capital stock of Alchemy or any of its Subsidiaries or obligating Alchemy or any of its Subsidiaries to grant, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment, or agreement, and to the best knowledge of Alchemy, there are no voting trusts, proxies or other agreements or understandings with respect to the shares of the capital stock of Alchemy.

      SECTION 4.4 Authority; No Conflict; Required Filings and Consents.

            (a) Alchemy has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all corporate and shareholder action on the part of Alchemy, subject only to the approval by Alchemy shareholders of the issuance of the shares of Alchemy Common Stock issued pursuant to this Agreement. This Agreement has been duly executed and delivered by Alchemy and constitutes the valid and binding obligation of Alchemy, enforceable in accordance with the terms hereof and thereof.

            (b) The execution and delivery of this Agreement by Alchemy does not, and the consummation of the transactions contemplated hereby will not
      (i) conflict with, or result in any violation or breach of any provision with the Articles of Incorporation or Bylaws of Alchemy or any of its Subsidiaries (in each case as heretofore amended (ii) result in any violation or breach of, or constitute (with or without notice, or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or any loss of benefit) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contractor other agreement, instrument or obligation to which Alchemy or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgement, order, decree, statute, law, ordinance, rule or regulation applicable to Alchemy or any of its Subsidiaries or any of its or their respective properties or assets.

            (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Alchemy or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing, if applicable, of a pre-merger notification report under the HSR Act, (ii) the filing of the registration statement with the SEC in accordance with the Securities Act, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Florida, (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country, (v) the filing of the Registration Statement and the Proxy Statement with the SEC in accordance with the Securities Act and the Exchange Act and (vi) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely to have an Alchemy Material Adverse Effect or a material adverse effect on the ability of Alchemy to consummate the transactions contemplated by this Agreement.

      SECTION 4.4 SEC Filings; Financial Statements.

            (a) Alchemy has filed all forms, reports and documents required to
      be filed by Alchemy with the SEC since        , 1998 (collectively, the
      "Alchemy SEC Reports") and has made available to Cigarette all of the same so filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Alchemy SEC Reports or necessary in order to make the statements in the in such Alchemy SEC Reports, in the light of the circumstances under which they were made, not misleading. No Alchemy Subsidiary is required to file any forms, reports or other documents with the SEC.

            (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Alchemy SEC Reports filed after the date of this Agreement prior to the Closing, complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as to be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q promulgated by the SEC) and fairly presented or will present, in all material respects, the consolidated financial position of Alchemy and its Subsidiaries as at the respective dates of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year end adjustments which were not or are not expected to be material in amount.

      SECTION 4.6 Absence of Undisclosed Liabilities. Alchemy and its Subsidiaries do not have any liabilities, either accrued or contingent (whether or not required to be reflected in financial statements, including the notes thereto, in accordance with GAAP), and whether due or to become due, which individually or in the aggregate would be reasonably likely to have an Alchemy Material Adverse Effect, other than (i) liabilities reflected in the unaudited consolidated balance sheet of Alchemy as of December 31, 1997 in the ordinary course of business consistent with past practices.

      SECTION 4.7 Absence of Certain Changes or Events. Since the date of the Alchemy Balance Sheet, Alchemy and its Subsidiaries have conducted their business only in the ordinary course, in a manner consistent with past practice, and there has not been: (i) any Alchemy Material Effect; (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to Alchemy or any of its Subsidiaries having a Alchemy Material Adverse Effect;
(iii) any material change by Alchemy in its accounting methods, principles or practices to which Cigarette has not previously consented in writing; (iv) any reevaluation by Alchemy of any of its assets having an Alchemy Material Adverse Effect, including writing down the value of capitalized software or inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice, unless Cigarette has previously consented in writing thereto; or (v) any such action or event that would have required the consent of Cigarette pursuant to Section 5.2 had such action or event occurred after the date of this Agreement and that could reasonably be expected to result in an Alchemy Material Adverse Effect.

      SECTION 4.8 Taxes.

            (a) Each of Alchemy and its Subsidiaries has accurately prepared and timely filed all material required Returns relating to any and all Taxes concerning or attributable to Alchemy or its operations and such Returns are true and correct in all material respects.

            (b) Each of Alchemy and its Subsidiaries as of the Effective Time:
      (i) will have paid all Taxes it is required to pay prior to the Effective Time and (ii) will have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld, except where any failure to make payment or withholding would not be reasonably likely to have an Alchemy Material Adverse Effect.

            (c) There is no Tax deficiency outstanding, proposed or assessed against Alchemy or any of its Subsidiaries that is not reflected as a liability on the Alchemy Balance Sheet nor has Alchemy or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax (other than Taxes in the ordinary course of business in an amount that is not material to Alchemy and its Subsidiaries taken as a whole).

            (d) Neither Alchemy nor any of its Subsidiaries has any material liability for unpaid Taxes that have not been accrued for or reserved on Alchemy Balance Sheet, whether asserted or unasserted, contingent or otherwise.

      SECTION 4.9 Properties. All Material Leases under which Alchemy and its Subsidiaries lease real property are in good standing, valid and effective in accordance with their respective terms, and neither Alchemy nor any of its Subsidiaries is in default under any material provision of such Material Leases, except where the lack of such good standing, validity and effectiveness or the existence of such default would not be reasonably likely to have an Alchemy Material Adverse Effect.

      SECTION 4.10 Intellectual Property.

            (a) Alchemy and its Subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights and mask works, any applications for and registrations of such patents, trademarks, trade names, service marks, copyrights and mask works, and all processes, formulae, methods, schematics, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or material that are necessary to conduct the business of Alchemy and its subsidiaries as currently conducted or planned to be conducted, the absence of which would be reasonably likely to have an Alchemy Material Adverse Effect (the "Alchemy Intellectual Property Rights").

            (b) Neither Alchemy nor any of its Subsidiaries has or will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Alchemy Intellectual Property Rights or any material license, sublicense or other agreement pursuant to which Alchemy is authorized to use any third party patents, trademarks or copyrights, including software, which is used in the manufacture of, incorporated in, or forms a part of any Alchemy product sold or expected to be sold by Alchemy or any of its Subsidiaries, the breach of which would be reasonably likely to have an Alchemy Material Adverse Effect.

            (c) All patents, registered trademarks, service marks and copyrights which are held by Alchemy or any of its Subsidiaries and which are material to the business of Alchemy and its Subsidiaries, taken as a whole, are valid and subsisting. Alchemy (i) has not been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks. copyrights or violation of any trade secret or other proprietary right of any third party; and (ii) has no knowledge that the manufacturing, marketing, licensing or sale of its products infringes any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party, which infringement would be reasonably likely to have an Alchemy Material Adverse Effect.

      SECTION 4.11 Agreements, Contracts and Commitments. Neither Alchemy nor any of its Subsidiaries has breached, or received in writing any claim or threat that it has breached, any of the terms or conditions of any agreement, contract or commitment that (i) is filed as an exhibit to a Alchemy SEC Report or (ii) with respect to agreements, contracts or commitments entered into by Alchemy since ________________, would have been required to be filed as an exhibit to an Alchemy SEC Report if they had been entered into prior to such date ("Alchemy Material Contacts") in such a manner as would permit any other party to cancel or terminate the same or would permit any other party to collect material damages from Alchemy under any Alchemy Material Contract. Each Alchemy Material Contract that has not expired or been terminated in accordance with its terms is in full force and effect and is not subject to any material default thereunder of which Alchemy is aware by any party obligated to Alchemy pursuant to such Alchemy Material Contract. To the knowledge of Alchemy, none of the parties to the Alchemy Material Contracts have terminated or in any way expressed an intent to materially reduce or terminate the amount of business with Alchemy or its Subsidiaries in the future.

      SECTION 4.12 Litigation. There is no action, suit or proceeding, claim, arbitration or investigation against Alchemy pending or as to which Alchemy has received any written notice of assertion, which would be reasonably expected to have an Alchemy Material Adverse Effect or a material adverse effect on the ability of Alchemy to consummate the transactions contemplated by this Agreement.

      SECTION 4.13 Environmental Matters. As of the date hereof, to its knowledge, no underground storage tanks are present under any property that Alchemy or any of its Subsidiaries currently occupies, or that Alchemy or any of its Subsidiaries has at anytime owned, operated, occupied or leased. Due to the manufacturing process employed by Cigarette, the Company has been directly involved in the storage and use of a number of hazardous materials. At all times that hazardous materials were either stored or used, Cigarette and it subsidiaries believe that they held all of the required environmental permits for the storage and use of such materials (as defined in section 9.3). If it is subsequently determined that Cigarette and its subsidiaries, if any, did not hold a required Environmental Permits (as defined in Section 9.3), the absence of such would most likely result in a Material Adverse Effect. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of Cigarette, threatened concerning any Environmental Permit or any Hazardous Materials Activity of Cigarette or any of its Subsidiaries, if any. Cigarette is not aware of any fact or circumstance which could involve Cigarette or any of its Subsidiaries, if any, in any environmental litigation or impose upon Cigarette or any of its Subsidiaries, if any, any environmental liability which would be reasonably likely to have a Cigarette material Adverse Effect.

      SECTION 4.14 Compliance with Laws. Each of Alchemy and its Subsidiaries has complied with all federal, state, local and foreign statutes, laws and regulations, and, is not in violation of, and has not received any notices of violation with respect to, any such statute, law or regulation, with respect to the conduct of its business or the ownership or operation of its business, including the federal Foreign Corrupt Practices Act and all United States statutes, laws and regulations as from time to time govern the license and delivery of technology and products abroad by persons subject to the jurisdiction of the United States, except for failures to comply or violations which would not be reasonably likely to have an Alchemy Material Adverse Effect.

      SECTION 4.15 Pooling of Interests. Neither Alchemy nor, to its knowledge, any of its Affiliates (as defined in Section 6.11) has, through the date of this Agreement, taken or agreed to take any action which would affect the ability of Alchemy to account for the business combination to be effected by the Merger as a pooling of interests.

      SECTION 4.16 Interested Party Transactions. Since the date of the most recent proxy statement of Alchemy to its shareholders, no event has occurred that would be required to be reported by Alchemy as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K promulgated by the SEC.

      SECTION 4.17 Registration Statement; Proxy Statement/Prospectus. The information supplied by Alchemy expressly for inclusion in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information supplied to Cigarette by Alchemy expressly for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to shareholders of Cigarette, at the time of the Cigarette Shareholders Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Cigarette Shareholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Alchemy or any of its affiliates, officers or directors should be discovered by Alchemy which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Alchemy shall promptly inform Cigarette.

      SECTION 4.18 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

                                    ARTICLE V

                               CONDUCT OF BUSINESS

      SECTION 5.1 Covenants of Cigarette. Except as expressly contemplated by this Agreement, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Section 8.1 or the Effective Time, Cigarette agrees as to itself and its Subsidiaries, if any, except to the extent that Alchemy shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and taxes when due, subject to good faith disputes over such debts or taxes, to pay or perform its other obligations when due, and to use all reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and key employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it. Without limiting the generality of the foregoing, Cigarette shall not (and shall not permit any of its Subsidiaries, if any, to), without prior written consent of Alchemy (which consent shall not be unreasonably withheld or delayed):

            (a) transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Cigarette Intellectual Property Rights other than in the ordinary course of business consistent with past practices;

            (b) declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service by such party;

            (c) issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

            (d) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, except as set forth in the Cigarette

      Disclosure Schedule;

            (e) sell, lease, license or otherwise dispose of any of its properties or assets which are material, individually or in the aggregate, to the business of Cigarette and its Subsidiaries, if any, taken as a whole, except for transactions entered into in the ordinary course of Cigarette's business consistent with past practice;

            (f) take any action to: (i) increase or agree to increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees in accordance with agreements entered into before the date of this Agreement or otherwise in the ordinary course of Cigarette's business consistent with past practices, (ii) grant any additional severance or termination pay to, or enter into any employment or severance agreement, with any employee, except in accordance with agreements entered into before the date of this Agreement or otherwise in the ordinary course of Cigarette's business consistent with past practices, (iv) enter into any collective bargaining agreement, or (v) establish, adopt, enter into or amend in any material respect any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

            (g) amend or propose to amend its Certificate of Incorporation or Bylaws, except as contemplated by this Agreement; or

            (h) take, or agree in writing or otherwise to take, any of the actions described in the foregoing clauses (a) through (h), or any action which is reasonably likely to make any of Cigarette's representations or warranties contained in this Agreement untrue or incorrect in any material respect on the date made (to the extent so limited) or as of the Effective Time.

      SECTION 5.2 Covenants of Alchemy. During the period from the date of this Agreement and continuing until the earlier of the termination of the Agreement pursuant to Section 8.1 or the Effective Time, except as expressly contemplated by this Agreement, Alchemy shall not, without the prior written consent of Cigarette (which consent shall not be unreasonably withheld or delayed):

            (a) declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (other than stock splits of the Alchemy Common Stock or stock dividends payable in shares of Alchemy Common Stock), or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service by such party;

           (b) issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than (i) the issuance of such shares or convertible securities pursuant to a transaction in which Alchemy acquires or agrees to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or otherwise, any business or any corporation, partnership or other business organization or division, for consideration having a fair market value (at the time of the public announcement of such acquisition or agreement) of less than $100 million, or (ii) the grant to employees, directors or consultants of options to purchase Alchemy Common Stock in the ordinary course of business consistent with past practices pursuant to agreements and plans entered into or established before the date of this Agreement or otherwise in the ordinary course of business consistent with past practices, or (iii) as contemplated in this Agreement;

            (c) amend or propose to amend its Certificate of Incorporation or Bylaws, except as contemplated by this Agreement;

            (d) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or otherwise, any business or any corporation, partnership or other business organization or division, for consideration having a fair market value (at the time of the public announcement of such acquisition or agreement) in excess of $ten million;

            (e) sell, lease, license or otherwise dispose of any of its properties or assets which are material, individually or in the aggregate, to the business of Alchemy and its Subsidiaries, taken as a whole, except for transactions entered into in the ordinary course of business; or

            (f) take, or agree in writing or otherwise to take, any of the actions described in clauses (a) through (e) above, or any action which is reasonably likely to make any representations or warranties of Alchemy contained in this Agreement untrue or incorrect in any material respect on the date made (to the extent so limited) or as of the Effective Time.

      SECTION 5.3 Cooperation. Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Alchemy and Cigarette shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations and shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Entity in connection with this Agreement, the Merger and the transactions contemplated hereby.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

      SECTION 6.1 No Solicitation.

            (a) From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, Cigarette shall not, directly or indirectly, through any officer, director, employee, representative or agent, (i) solicit, initiate or encourage any inquiries or proposals that constitute, or could reasonably be expected lead to, a proposal or offer for a merger, consolidation, share exchange, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation pursuant to a tender offer) or similar transaction or series of transactions involving Cigarette, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"), or (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal, or (iii) agree to, approve or recommend any Acquisition Proposal; provided however, that nothing contained in this Agreement shall prevent Cigarette or its Board of Directors from (A) furnishing non-public information to, or entering into discussions or negotiations with, any person or entity (including a new and unsolicited Acquisition proposal received by Cigarette after the execution of this Agreement from a person or entity whose initial contact with Cigarette may have been solicited by Cigarette prior to the execution of this Agreement) or recommending such an unsolicited bona fide written Acquisition Proposal to the shareholders of Cigarette, if and only to the extent that (1) the Board of Directors of Cigarette believes in good faith (after consultation with and based upon the advice of its financial advisor) that such Acquisition Proposal would, if consummated, result in a transaction more favorable to Cigarette shareholders from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as a "Superior Proposal") and the Board of Directors of Cigarette determines in good faith after consultation with and based upon the advice of outside legal counsel that such action is necessary for Cigarette to comply with its fiduciary duties to its shareholders under applicable law and (2) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, such Board of Directors receives from such person or entity an executed non-disclosure agreement or (B) complying with Rule 14e- 2 promulgated under the Exchange Act with regard to an Acquisition Proposal.

            (b) Upon compliance with the foregoing, following receipt of a Superior Proposal, Cigarette shall be entitled to (i) withdraw, modify or refrain from making its recommendation referred to in Section 6.2 and approve and recommend to the shareholders of Cigarette a Superior Proposal and (ii) enter into an agreement with such third party concerning a Superior Proposal provided that Cigarette shall concurrently make payment in full to Alchemy of the fee provided in Section 8.3(b) below.

            (c) Cigarette shall notify Alchemy within 24 hours after receipt by Cigarette (or its advisors) of any Acquisition Proposal or any request for non-public information in connection with an Acquisition Proposal or for access to the properties, books or records of

      Cigarette by any person or entity that informs Cigarette that it is considering making, or has make, an Acquisition Proposal. Such notice shall be made orally and in writing ans shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact. Cigarette shall notify Alchemy of any discussions with any such offeror within 24 hours of such discussions and shall disclose to Alchemy within such 24-hour period the substance of such discussions in reasonable detail.

            (d) Cigarette shall be entitled to provide copies of this Section
      6.1 to third parties who, on an unsolicited basis after the date of this Agreement, contact Cigarette regarding an Acquisition Proposal, provided that Alchemy shall concurrently be notified of such contact and delivery of such copy.

      SECTION 6.2 Proxy Statement/Prospectus; Registration Statement. As promptly as practicable after the execution of this Agreement, Alchemy and Cigarette shall prepare and file with the SEC a preliminary Proxy Statement in form and substance satisfactory to each of Cigarette and Alchemy, and Alchemy shall prepare and file with the SEC the Registration Statement, in which the Proxy Statement will be included. Each of Alchemy and Cigarette shall use its reasonable efforts to respond to any comments of the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to cause the Proxy Statement to be mailed to such company's shareholders at the earliest practicable time. As promptly as practicable after the date of this Agreement, Alchemy and Cigarette shall prepare and file any other filings required under the Exchange Act, the Securities Act or any other federal or state securities laws relating to the Merger and the transactions contemplated by this Agreement including under the HSR Act and state takeover laws (the "Other Filings"), if applicable. Alchemy shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of Alchemy Common Stock in the Merger, and Cigarette shall furnish all information concerning Cigarette and the holders of Cigarette Common Stock as may be reasonably required in connection with any such action. Each of Alchemy and Cigarette will notify the other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials, on the other hand, with respect to the Registration Statement and the Other Filings shall comply in all material respects with all applicable requirements of law. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Registration Statement or any Other Filing, Alchemy or Cigarette, as the case may be, shall promptly inform the other of such occurrence, provide the other party reasonable opportunity to review and comment, and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to shareholders of Alchemy and shareholders of Cigarette, such amendment or supplement. The Proxy Statement shall include the recommendations of the Board of Directors of Alchemy in favor of the issuance of Alchemy Common Stock in connection with the Merger and of the Board of Directors of Cigarette in favor of the Merger and this Agreement.

      SECTION 6.3 Consents. Each of Alchemy and Cigarette shall use all reasonable efforts to obtain all necessary, consents, waivers and approvals, and to make all necessary notifications or filings under any of Alchemy's or Cigarette's material agreements, contracts, licenses or leases as may be necessary or advisable to consummate the Merger and the other transactions contemplated by this Agreement.

      SECTION 6.4 Current OTC Bulletin Board Listing. Alchemy agrees to continue the listing of the Alchemy Common Stock on the OTC Bulletin Board until the Closing or the earlier termination of this Agreement pursuant to Section 8.1.

      SECTION 6.5 Access to Information.

            (a) Upon reasonable notice, Cigarette shall (and shall cause each of its Subsidiaries, if any, to) afford (i) to the officers, employees, independent auditors, legal counsel (including outside legal counsel) and other representatives of Alchemy, reasonable access, during normal business hours during the period prior to the Effective Time, to all of Cigarette and its Subsidiaries', if any, properties, books, contracts, commitments and records in order that such Alchemy representatives have a full opportunity to make such investigation as they reasonably desire to make of Cigarette and its Subsidiaries, if any, and, (ii) to the independent auditors of Alchemy, reasonable access to the audit work papers and other records of the independent auditors of Cigarette and its Subsidiaries, if any. Additionally, Cigarette and its Subsidiaries, if any, will permit such Alchemy representatives to make such reasonable inspections of Cigarette and its Subsidiaries, if any, and their respective operations during normal business hours as Alchemy may reasonably require and Cigarette and its Subsidiaries, if any, will cause its officers and the officers of its Subsidiaries, if any, to furnish Alchemy with such financial and operating data and other information with respect to the business and properties of Cigarette and its Subsidiaries, if any, as Alchemy may from time to time reasonably request. During the period prior to the Effective Time or the earlier termination of this agreement pursuant to Section 8.1, Cigarette shall (and shall cause each of its Subsidiaries, if any, to) furnish promptly to Alchemy (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (ii) all other information concerning its business, properties and personnel as Alchemy may reasonably request.

            (b) Upon reasonable notice, Alchemy shall (and shall cause each of its Subsidiaries to) afford (i) to the officers, employees, independent auditors, legal counsel (including outside legal counsel) and other representatives of Cigarette, reasonable access, during normal business hours during the period prior to the Effective Time, to all of Alchemy and its Subsidiaries' properties, books, contracts, commitments and records in order that such Cigarette representatives have a full opportunity to make such investigation as they reasonably desire to make of Alchemy and its Subsidiaries and, (ii) to the independent auditors of Cigarette, reasonable access to the audit work papers and other records of the independent auditors of Alchemy and its Subsidiaries. Additionally, Alchemy and its Subsidiaries will permit such Cigarette representatives to make such reasonable inspections of Alchemy and its Subsidiaries and their respective operations during normal business hours as Cigarette may reasonably require and Alchemy and its Subsidiaries will cause its officers and the officers of its Subsidiaries to furnish Cigarette with such financial and operating data and other information with respect to the business and properties of Alchemy and its Subsidiaries as Cigarette may from time to time reasonably request. During the period prior to the Effective Time or the earlier termination of this agreement pursuant to Section 8.1, Alchemy shall (and shall cause each of its Subsidiaries to) furnish promptly to Cigarette (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (ii) all other information concerning its business, properties and personnel as Cigarette may reasonably request.

            (c) No information or knowledge obtained in any investigation pursuant to this Section 6.5 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

      SECTION 6.6 Shareholder Meetings. As promptly as practicable after the date hereof, Cigarette shall duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of voting upon the Merger and this Agreement and Alchemy shall duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of voting upon the issuance of the shares of Alchemy Common Stock in connection with the Merger. Cigarette and Alchemy shall coordinate and cooperate with respect to the timing of such meetings and shall use their respective reasonable efforts to hold such meetings on the same day as soon as practicable after the date hereof.

      SECTION 6.7 Legal Conditions to Merger. Each of Alchemy and Cigarette will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Merger (which actions shall include furnishing all information required under the HSR Act, if applicable, and in connection with approvals of or filings with any other Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries, if any, in connection with the Merger. Each of Alchemy and Cigarette will, and will cause its Subsidiaries, if any, to, take all reasonable actions necessary (i) to obtain (and to cooperate with each other in obtaining) any consents, authorization, order or approval of, or any exemption by, any governmental entity or other public third party, required to be obtained or made by Cigarette, Alchemy or any of their Subsidiaries, if any, in connection with the Merger of the taking of any action contemplated by this Agreement, (ii) to lift, rescind or mitigate the effect of any injunction or restraining order or other order adversely affecting its ability to consummate the transactions contemplated hereby, (iii) to fulfill all conditions applicable to Alchemy, Cigarette or Merger Sub pursuant to this Agreement, and (iv) to prevent, with respect to a threatened or pending temporary, preliminary or permanent injunction or other order, decree or ruling or statute, rule regulation or executive order, the entry, enactment or promulgation thereof, as the case may be.

      SECTION 6.8 Public Disclosure. Except as otherwise required by law, court process or the rules of the OTC Bulletin Board or as provided elsewhere herein, prior to the closing or the earlier termination of this Agreement pursuant to Section 8.1, neither Cigarette nor Alchemy shall, or shall permit any of its Subsidiaries, if any, to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

      SECTION 6.9 Tax-Free Reorganization. Alchemy and Cigarette shall take no action to cause the Merger to fail to be treated as a reorganization within the meaning of Section 368(a) of the Code.

      SECTION 6.10 Pooling Accounting. Alchemy and Cigarette each agrees not to take any action after the date of this Agreement that would adversely affect the ability of Alchemy to treat the business combination to be effected by the Merger a s a pooling of interests, and each of Alchemy and Cigarette agrees to take such action as may be reasonably required to negate the impact of any past actions that would adversely impact the ability of Alchemy to treat the business combination to be effected by the Merger as a pooling of interests. Each of Cigarette and Alchemy shall use all reasonable efforts to cause its respective Affiliates, as defined in Section 6.11, and Subsidiaries, if any, not to take any action that would adversely affect the ability of Alchemy to account for the business combination to be effected by the Merger as a pooling of interests.

      SECTION 6.11 Affiliate Agreements. As soon as practicable following the date hereof, Cigarette will provide Alchemy a list of those persons who are, in the respective reasonable knowledge and judgment of Cigarette, after consultation with legal counsel, "affiliates" of Cigarette, within the meaning of Rule 145 (each such person who is an "affiliate" of Cigarette within the meaning of rule 145 is referred to herein as an "Affiliate") promulgated under the Securities Act ("Rule 145"). Cigarette shall provide Alchemy such information and documents as the other shall reasonably request for purposes of reviewing such list and shall notify Alchemy in writing regarding any change in the identity of such Affiliates prior to the Closing Date. Cigarette shall use its reasonable efforts to deliver or cause to be delivered to Alchemy no later than _____ days from the date hereof from each of the Affiliates of Cigarette, an executed Affiliate Agreement, substantially in the form attached hereto as Exhibit B, which each such Affiliate of Cigarette agrees to, among other things, comply with the applicable requirements of Rule 145 (an "Affiliate Agreement"). Alchemy shall be entitled to place appropriate legends on the certificates evidencing any Alchemy Common Stock to be received by such Affiliates of Cigarette pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Alchemy Common Stock, consistent with the terms of the Affiliate Agreements. Following the Effective Time, Alchemy shall use all reasonable efforts to cause its "affiliates" within the meaning of Rule 145 (its "Affiliates") to make any dispositions of Alchemy Common Stock in accordance with the applicable provisions of Rule 145 under the Exchange Act.

      SECTION 6.12 OTC Bulletin Board Listing. Alchemy shall use its best efforts to cause the shares of Alchemy Common Stock to be issued in the Merger, and those required to be reserved for issuance in connection with the Merger, to be approved for listing on the OTC Bulletin Board, subject to official notice of issuance, prior to the Closing Date.

      SECTION 6.13 Indemnification.

            (a) Cigarette shall and, from and after the Effective Time, Alchemy and the Surviving Corporation shall, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer, director or employee of Cigarette or any of its Subsidiaries, if any (the "Indemnified Parties"), against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld or delayed) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer, or employee of Cigarette or any of its Subsidiaries, if any, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities") including all losses, claims, damages, costs, expenses, liabilities or judgments based in whole or in part on, or arising in whole or in part our of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the full extent a corporation is permitted under the FGCA to indemnify its own directors, officers and employees, as the case may be (Cigarette, Alchemy and the Surviving Corporation, as the case may be, will pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law upon receipt of any undertaking Party to the full extent permitted by law upon receipt of any undertaking contemplated by the FGCA). Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising before or after the Effective time), (i) the Indemnified Parties may retain counsel satisfactory to them and Cigarette (or them and Alchemy and the Surviving Corporation after the Effective Time), (ii) Cigarette (or after the Effective Time, Alchemy and the Surviving Corporation) shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefore are received, and (iii) Cigarette (or after the Effective Time, Alchemy and the Surviving Corporation) will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that none of the Cigarette, Alchemy or the Surviving Corporation shall be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld or delayed. Any Indemnified Party wishing to claim indemnification under this Section 6.14, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Cigarette, Alchemy or the Surviving Corporation (but the failure to so notify an Indemnifying Party shall not relieve it from any liability which it may have under this Section 6.14 except to the extent such failure prejudices such party), and shall deliver to Cigarette (or after the Effective time, Alchemy and the Surviving Corporation) the undertaking contemplated by the FGCA. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. The obligations of the parties set forth in this Section 6.14(a) shall be in the furtherance of and not in limitation of the succeeding paragraphs of this Section 6.14.

            (b) From and after the Effective Time, the Surviving Corporation and Alchemy will fulfill, assume and honor in all respects the obligations of Cigarette pursuant to Cigarette's Certificate of Incorporation, Bylaws and any indemnification agreement between Cigarette and Cigarette's directors and officers existing and in force as of the Effective Time.

            (c) Alchemy and the Surviving Corporation shall, until the sixth anniversary of the Effective Time or such earlier date as may be mutually agreed upon by Alchemy, the Surviving Corporation and the applicable Indemnified Party, cause to be maintained in effect, to the extent available, the policies of directors' and officers' liability insurance maintained by Cigarette and its Subsidiaries as of the date hereof (or policies of directors' and officers' liability insurance maintained by Cigarette and its Subsidiaries as of the date hereof (or policies of at least the same coverage and amounts containing terms that are no less advantageous to the insured parties) with respect to claims arising from facts or events that occurred on or prior to the Effective Time, In lieu of the purchase of such insurance by Alchemy or the Surviving Corporation, Cigarette may purchase a six-year extended reporting period endorsement ("reporting tail coverage") under its existing directors' and liability insurance coverage.

            (d) The provisions of this Section 6.14(i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) may not be amended or repealed without the written consent of any affected, indemnified party.

      SECTION 6.15 Additional Agreements; Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to the appropriate vote of shareholders of Cigarette and shareholders of Alchemy described in Section 6.6, including cooperating fully with the other party, including by provision of information and making all necessary filings under the HSR Act, if applicable. Alchemy and Cigarette will use their reasonable best efforts to resolve any competitive issues relating to or arising under the HSR Act or any other federal or state antitrust or fair trade law raised by any Governmental Entity. If such offers are not accepted by such Governmental Entity, Alchemy (with Cigarette's cooperation) shall pursue all litigation resulting from such issues. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analysis, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other federal or state antitrust or fair trade law. In the event of a challenge to the transactions contemplated by this Agreement pursuant to the HSR ACT, Alchemy and Cigarette shall use their reasonable best efforts to defeat such challenge, including by institution and defense of ligation, or to settle such challenge on terms that permit the consummation of the Merger; provided, however, that nothing herein shall require either party to agree to divest or hold separate any portion of its business or otherwise take action that could reasonably be expected to have a Cigarette Material Adverse Effect or an Alchemy Material Adverse Effect. Without limiting the foregoing, in the event that either the Federal Trade Commission or the Antitrust Division of the United States Department of Justice should issue a Request for Additional Information or Documentary Material under 17 C.F.R. Section 803.20 (a "Second Request"), then Alchemy and Cigarette each agree to use their reasonable best efforts to respond fully to such Second Request within 20 days after its receipt and shall promptly make any further filings or information submissions and make any employee available for interview or testimony pursuant to the foregoing (both before and after any Second Request) that may be necessary, proper or advisable. In case at any time after the effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the proper officers and directors of each party to this Agreement shall take all such necessary action.

      SECTION 6.16 Notification of Certain Matters. Cigarette shall give prompt notice to Alchemy, and Alchemy and Merger Sub shall give prompt notice to Cigarette, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be likely to cause (a) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time, or (b) any material failure of Cigarette or Alchemy and Merger Sub, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. The delivery of any notice pursuant to this Section 6.19 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                                   ARTICLE VII

                              CONDITIONS TO MERGER

      SECTION 7.1 Conditions to Each Party's Obligation to Effect The Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

            (a) Shareholder Approvals. This Agreement and the Merger shall have been approved and adopted by the requisite vote of holders of Cigarette Common Stock pursuant to the FGCA and the Certificate of Incorporation of Cigarette and the issuance of Alchemy Common Stock in connection with the Merger shall have been approved by the requisite vote of the holders of Alchemy Common Stock pursuant to the FGCA, the Certificate of Incorporation of Alchemy and the regulations of the OTC Bulletin Board.

            (b) HSR Act, if applicable. The waiting period applicable to the consummation of the Merger under the HSR Act, if applicable, shall have expired or been terminated, and no action shall have been instituted by the Department of Justice or Federal trade Commission challenging or seeking to enjoin the consummation of the Merger, which action shall not have been withdrawn or terminated.

            (c) Approvals. All authorizations, consents, orders or approvals of any Governmental Entity required to consummate the transactions contemplated by this Agreement, the absence of which would be reasonably likely to have an Alchemy Material Adverse effect of a Cigarette Material Adverse Effect, shall have been obtained and be in effect.

            (d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

            (e) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger or limiting or restricting Alchemy's conduct or operation of the business of Alchemy or Cigarette after the Merger shall have been issued and be in effect, nor shall any proceeding brought by a domestic administrative agency or commission or other domestic Governmental entity, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal or prevents or prohibits the Merger.

            (f) Pooling. Alchemy shall have received a letter from its independent accountants, dated the Closing date, in form and substance reasonably satisfactory to Alchemy and Cigarette, stating that they concur with the conclusion of Alchemy's management that the Merger will qualify as a pooling of interests transaction under Accounting Principles Board Opinion No. 16 and applicable SEC regulations, if the Merger is consummated in accordance with this Agreement. Cigarette shall have received a letter from its independent accountants, dated the Closing Date, in form and substance reasonably satisfactory to Cigarette and Alchemy, stating that they concur with the conclusion of Cigarette's management that the Merger will qualify as a pooling of interests transaction under Accounting Principles Board Opinion No. 16 and applicable SEC regulations, if the Merger is consummated in accordance with this Agreement.

            (g) OTC Bulletin Board Listing. The shares of Alchemy Common Stock to be issued in the Merger shall have been approved for listing on the OTC Bulletin Board.

            (h) Tax Opinions. Alchemy and Cigarette shall each have received written opinions from their respective counsel, in form and substance reasonably satisfactory to them to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code. In rendering such opinions, counsel may rely upon, and Alchemy and Cigarette shall be required to make, reasonable representations regarding certain factual matters.

      SECTION 7.2 Additional Conditions to Obligations of Alchemy and Merger Sub. The obligations of Alchemy and Merger Sub to effect the Merger are subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by Alchemy:

            (a) Representations and Warranties. The representations and warranties of Cigarette set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties expressly speak as of an earlier date) as of the Closing date as though made on and as of the Closing Date, except (i) for changes contemplated by this Agreement or
      (ii) where the failure to be true and correct would not be reasonably likely to have a Cigarette Material Adverse Effect, and Alchemy shall have received a certificate signed on behalf of Cigarette by the chief executive officer and the chief financial officer of Cigarette to such effect.

            (b) Performance of Obligations. Cigarette shall have performed all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and Alchemy shall have received a certificate signed on behalf of Cigarette by the chief executive officer and the chief financial officer of Cigarette to such effect.

            (c) Affiliate and Other Agreements. An Affiliate Agreement shall have been executed and delivered to Alchemy by each director and officer and each applicable Affiliate of Cigarette; and each Affiliate Agreement shall be in full force and effect.

            (d) Absence of Cigarette Material Adverse Effect. No Cigarette Material Adverse Effect shall have occurred since the date of this Agreement.

      SECTION 7.3 Additional Conditions to obligations of Cigarette. The obligation of Cigarette to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by Cigarette:

            (a) Representations and Warranties. The representations and warranties of Alchemy and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representation speak as of an earlier date) as of the closing date as though made on and as of the Closing date, except (i) for changes contemplated by this Agreement or (ii) where the failure to be true and correct would not be reasonably likely to have an Alchemy Material Adverse Effect, and Cigarette shall have received a certificate signed on behalf of Alchemy and Merger sub by the chief executive officer and the chief financial officer of Alchemy and Merger Sub to such effect.

            (b) Performance of Obligations. Alchemy and Merger Sub shall have performed all obligations required to be performed by them under this Agreement at or prior to the Closing Date; and Cigarette shall have received a certificate signed on behalf of Alchemy and Merger Sub by the chief executive officer and the chief financial officer of Alchemy and Merger sub to such effect.

            (c) Absence of Alchemy Material Adverse Effect. No Alchemy Material Adverse effect shall have occurred since the date of this Agreement.

                                  ARTICLE VIII

                            TERMINATION AND AMENDMENT

      SECTION 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(f)), by written notice by the terminating party to the other party), whether before or after approval of the matters presented in connection with the Merger by the shareholders of Alchemy or shareholders of Cigarette:

            (a) by mutual written consent of Alchemy and Cigarette; or

            (b) by either Alchemy or Cigarette if the Merger shall not have been
      consummated by         , 1998; provided, however, that if the Merger shall
      not have been consummated due to the waiting period, if applicable (or any extension thereof) under the HSR Act not having expired or been terminated, or due to an action having been instituted by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of the Merger, then such date shall be extended to
               , 1998; provided, further, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date; or

            (c) by either Alchemy or Cigarette if a court of competent jurisdiction or other Governmental entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, except, if the party relying on such order, decree or ruling or other action has not complied with its obligations under Section 6.7 or 6.15 of this Agreement; or

            (d) by either Alchemy or Cigarette if the required approvals of the shareholders of Alchemy or of Cigarette contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at a meeting of such shareholders duly convened therefor or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any party where the failure to obtain approval of such party's shareholders shall have been caused by the action or failure to obtain approval of such party's shareholders shall have been caused by the action or failure to act of such party in breach of this Agreement; or

            (e) by Alchemy, if (i) the Board of Directors of Cigarette shall have withdrawn or modified its recommendation of this Agreement in a manner adverse to Alchemy or shall have publicly announced its intention to do any of the foregoing; (ii) an Alternative transaction (as defined in clauses (ii) or (iii) of Section 8.3(d)) shall have taken place (including execution of an agreement to engage in the same) or the Board of Directors of Cigarette shall have recommended to the shareholders of Cigarette an Alternative Transaction; (iii) a tender offer or exchange offer for 20% or more of the outstanding shares of Cigarette Common Stock is commenced (other than by Alchemy or an affiliate of Alchemy) and the Board of Directors of Cigarette has not recommended that the shareholders of Cigarette not tender their shares in such tender or exchange offer within the time period prescribed by Rule 14e-2 promulgated under the Exchange Act; or

            (f) by Alchemy or Cigarette, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach causes the conditions set forth in Section 7.2(a) or 7.2(b) (in the case of termination by Alchemy) or 7.3(a) or 7.3(b) (in the case of termination by Cigarette) not to be satisfied as of the time of such breach, provided that if such breach by such party is curable by such party through the exercise of its reasonable efforts and for so long as such party continues to exercise such reasonable efforts, the other party may not terminate this Agreement under this Section 8.1(f); or

            (g) by Cigarette, in the event of (i) a merger or consolidation to which Alchemy is a party, if the shareholders of Alchemy immediately prior to the effective date of such merger or consolidation have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of less than 50 percent of the total combined voting power for election of directors of the surviving corporation following the effective date of such merger or consolidation, (ii) the acquisition or direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) in the aggregate of securities of Alchemy representing more than 50 percent of the total combined voting power of Alchemy's then issued and outstanding voting securities by any person, entity or group, as shown on a Schedule 13D filed with the SEC pursuant to the Exchange Act; or (iii) the sale of all or substantially all of the assets of Alchemy to any person or entity that is not a Subsidiary of Alchemy.

      SECTION 8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1(b) through 8.1(g), this Agreement shall be of no further force and effect, except Section 8.2, Section 8.3 and Article IX of this Agreement and the Non-Disclosure Agreement shall remain in full force and effect and survive any termination of this Agreement and nothing herein shall relieve any party from liability for any breach of this Agreement. In the event of termination of this Agreement as provided in Section 8.1(a), there shall be no liability or obligation on the part of any party hereto, or any of its officers, directors, shareholders or affiliates except as set forth in Section 8.3; provided, however, that the provisions of Section 6.13 and 8.3 and Article IX of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

      SECTION 8.3 Fees and Expenses.

            (a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Alchemy and Cigarette shall share equally all fees and expenses, other than attorneys' fees, incurred in relation to the printing and filing of the Proxy Statement (including any related preliminary materials) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements.

            (b) As used in this Agreement, "Alternative Transaction" means either (i) a transaction pursuant to which any person (or group of persons) other than Alchemy or its affiliates (a "Third Party"), acquires more than 20% of the outstanding shares of Cigarette Common Stock, pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving Cigarette pursuant to which any Third Party acquires more than 20% of the outstanding equity securities of Cigarette or the entity surviving such merger or business combination,
      (iii) any other transaction pursuant to which any Third Party acquires control of assets (including for this purpose the outstanding equity securities of Subsidiaries of Cigarette, if any, and the entity surviving any merger or business combination including any of them, if applicable) of Cigarette have a fair market value (as determined by the Board of Directors of Cigarette in good faith) equal to more than 20% of the fair market value of all the assets of Cigarette immediately prior to such transaction ("Material Assets"), or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

            (c) Payment of the fees described in Section 8.3(b) above shall not be in lieu of damages incurred in the event of breach of this Agreement.

      SECTION 8.4 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Cigarette and Alchemy, but, after any such approval, no amendment shall be made which by law requires further approval by such shareholders without such further approval.

      SECTION 8.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                   ARTICLE IX

                                  MISCELLANEOUS

      SECTION 9.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and the Effective Time, except for the agreements contained in Section 1.3, 1.4,
Article II, 6.13, 6.14, 6.19 and 8.3, the last sentence of Section 6.15, the last sentence of Section 8.4, and Article IX, and the agreements of the Affiliates of Cigarette delivered pursuant to this Agreement.

      SECTION 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed), sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a)  if to Alchemy
             or Merger Sub, to:    Alchemy Holdings, Inc.


             with a copy to:           Beckman, Millman & Sanders, L.L.P.
                                       116 John Street
                                       New York, New York 10038
                                       Attention: Steven A. Sanders, Esq.
                                       Telephone: (212) 406-4700
                                       Facsimile: (212) 406-3750

        (b)  if to Cigarette, to:  Cigarette Racing Team, Inc.


             with a copy to:           Beckman, Millman & Sanders, L.L.P.
                                       116 John Street
                                       New York, New York 10038
                                       Attention: Steven A. Sanders, Esq.
                                       Telephone: (212) 406-4700
                                       Facsimile: (212) 406-3750

      SECTION 9.3 Interpretation; Certain Definitions.

            (a) When a reference is made in this Agreement to a section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes," or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been make available if requested by the party whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof", and terms of similar import, unless the context otherwise
      requires, shall be deemed to refer to          1998.

            (b) "Environmental Permits" means environmental approvals, permits, licenses, clearances and consents.

            (c) "Hazardous Material" means substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws.

            (d) "Hazardous Materials Activities" means the transportation, storage, use, manufacture, disposal of, release or exposure of employees or others to Hazardous Materials.

            (e) "Joint Venture" means, with respect to any party, any corporation, limited liability company, partnership, joint venture or other entity in which (i) such party, directly or indirectly, owns or control more than five percent and less than a majority of any class of the outstanding voting securities or economic interests, or (ii) such party or a Subsidiary of such party is a general partner.

            (f) "Subsidiary" means, with respect to any party, any corporation, limited liability company, partnership, joint venture, or other business association or entity, (i) at least a majority of the voting securities or economic interests of which is directly or indirectly owned or controlled by such party or by anyone or more of its Subsidiaries, or (ii) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership).

      SECTION 9.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

      SECTION 9.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Exhibits hereto, and other documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 6.14 is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

      SECTION 9.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Florida without regard to any applicable conflicts of law.

      SECTION 9.7 Specific Performance. Without limiting the rights and remedies otherwise available to Alchemy, Cigarette (i) acknowledges that the remedy at law for damages resulting from its breach of its obligations under this Agreement is inadequate and (ii) consents to the institution of an action for specific performance in the event of such a breach.

      SECTION 9.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

      SECTION 9.9 Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

      IN WITNESS WHEREOF, Alchemy, Merger Sub and Cigarette have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.


                                          ALCHEMY HOLDINGS, INC.


                                          By:_________________________________

                                          Title:________________________________



                                          CIGARETTE BOATS, INC.


                                          By:_________________________________

                                          Title:________________________________



                                          CIGARETTE RACING TEAM, INC.


                                          By:_________________________________

                                          Title:________________________________